Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Shares, $0.01 par value, of The Singing Machine Company, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 28, 2023

AULT ALLIANCE, INC.
/s/ Milton C. Ault, III
MILTON C. AULT, III	By:	/s/ Milton C. Ault, III
		Name:	Milton C. Ault, III
		Title:	Executive Chairman

AULT LENDING, LLC
/s/ Kenneth S. Cragun
KENNETH S. CRAGUN	By:	/s/ David J. Katzoff
		Name:	David J. Katzoff
		Title:	Manager

/s/ Henry C. W. Nisser
Henry C. W. Nisser

/s/ James M. Turner
JAMES M. TURNER